AGREEMENT

     This Agreement is entered into this ____ day of June, 1997 by and between Arkona, LLC, a Utah Limited Liability Corporation of 201 South Main Street #900, Salt Lake City, UT 84111 ("ARKONA") and OEC Medical Systems, Inc., a Delaware corporation of ("OEC").

                                   RECITALS

     Whereas, ARKONA and OEC entered into a Memorandum of Understanding contemplating a "Detailed Agreement" for ARKONA to develop a certain product for OEC relating to computer communications between OEC offices and OEC field service OEC's Designated Representatives; and,

     Whereas, ARKONA and OEC desire now to finalize that Detailed Agreement;

     NOW, THEREFORE, in consideration of the foregoing Recitals and the following mutual promises, the parties agree to the following:

                                    TERMS

1. Product to be developed. ARKONA will design, write and implement the Product as specified in Exhibit "A" which is attached and incorporated by reference. OEC shall provide any further information concerning OEC's internal systems and procedures on a timely basis as determined reasonably necessary by ARKONA.

2. Ownership, confidentiality, licensing and royalties. As more fully specified in the Licensing Agreement which is attached and incorporated by reference as Exhibit "B", ARKONA will retain ownership of all logic and the code related to the Product except that OEC shall own all of its internal code and any other code uniquely necessary to allow the Product to communicate with OEC's internal network. ARKONA shall license the Product to OEC as specified in Exhibit "B". Exhibit "B" also obligates each party to keep specified information about the Product confidential and otherwise governs disclosure of information.

3. Royalties to OEC. ARKONA shall pay royalties to OEC from any royalties or other license fees received by ARKONA from subsequent sales or licensing to third-parties of the Product. The right of OEC to receive such royalties shall not be construed to give OEC any interest in the Product nor any control over ARKONA'S sale or use of such product which control shall be solely in the discretion of ARKONA. The royalty shall be 5 percent of net revenues (selling price less ARKONA'S direct selling expenses such as product cost, sales commissions, marketing, etc.) until OEC has recovered its payments to ARKONA for development of the Product under this Agreement. After such recovery, OEC's royalty shall be 2 percent of net revenues until OEC has recovered a total of twice its payments to ARKONA and 1 percent thereafter. This royalty provision shall only apply to subsequent sales or licensing by ARKONA of products or services which substantially incorporate both the logic and code of the Product. This royalty provision shall not apply to products or services created by ARKONA not under this Agreement nor paid for by OEC including, but not limited to, generic, abstracted, web objects which may interface with generic database products. Net revenues from such sales or licensing to third-parties shall mean all monies actually received by ARKONA (or for any in-kind or other payment, the market value of such payment at the time received by ARKONA) for that the subsequent product or service less ARKONA'S direct selling expenses, such as sales commissions and other sales related expenses and all costs incurred in any modifications of the Product to meet the needs of future customers (modification costs shall not exceed fifty percent (50%) of revenues) and all costs incurred in any modifications of the Product to meet the needs of future customers, incurred in connection with the subsequent sale as determined under generally accepted accounting principles. For any six month period ending either December 31 or June 30 of any year for which ARKONA has made any sales or licensing of the Product requiring royalty payments to OEC pursuant to this paragraph, ARKONA shall provide to OEC a reasonably detailed accounting of such net revenues received and shall, simultaneously, pay the appropriate royalty amount to OEC.

4. Schedule for development of the Product. ARKONA developed the Product to date pursuant to a schedule agreed upon with OEC. The schedule provided that work agreed to have begun on December 13, 1996 and was to have been completed on or before April 6, 1997. A milestone was agreed to and met on February 24, 1997. Subsequently, items of additional work were discovered necessitating the extension of the completion date. ARKONA and OEC hereby accept the following future schedule as a complete satisfaction of any claims related to such schedule change. On or before May 15, 1997, assuming OEC has timely provided the necessary hardware, all appropriate dial-in connections at OEC shall be established. On or before May 19, 1997 ARKONA shall deliver an operable version of the Product to OEC for testing. Modifications and corrections to the test version reasonably required by OEC shall be made by ARKONA on or before May 26, 1997. Final production distribution of the Product and user documentation shall be completed by June 9, 1997.

5. Training. Arkona shall provide such training for OEC as reasonably required by OEC prior to June 9, 1997. Such training is presently
contemplated to involve two (2) training classes at remote locations.   OEC
shall pay Arkona all necessary and reasonable travel expenses including airfare, hotels, ground transportation and meals. OEC shall make such payments to Arkona within ten (10) days of Arkona's submission of an invoice for suchand costs together with expense receipts.

6. Compensation. OEC shall pay ARKONA a total of $100,000.00 for completion of the Product. $30,000 was paid, the receipt of which is hereby acknowledged, upon the execution of the Memorandum of Understanding. $30,000.00 was paid upon meeting the February 24, 1997 milestone, the receipt of which is hereby acknowledged. The final $40,000.00 shall be paid on acceptance of the final deliveries on June 9, 1997 as specified above.

7. Service and support. ARKONA shall provide support for the Product after acceptance for thirty (30) days at no cost to OEC. ARKONA shall use its best efforts to provide such service as expeditiously as reasonably required by OEC. OEC and ARKONA shall enter into a long-term service agreement for the Product prior to June 9, 1997.

8. Additional Work. During ARKONA'S work on the Product additional elements of necessary work were discovered by OEC and ARKONA. These additional elements relate to a need to maintain database consistency between OEC's existing Metrix field service database and new information created by the Product. This additional work was not reasonably discoverable by OEC or ARKONA under the timeframe of ARKONA'S work on the Product. ARKONA shall create, in conjunction with Brian Major of OEC, the necessary logic and code required to create and maintain this necessary database consistency. A preliminary version of the additional work will be delivered to OEC on May 12, 1997. OEC and ARKONA shall work jointly to finalize the additional work by May 19, 1997. Upon acceptance of the additional work by Brian Major, OEC shall pay ARKONA $25,000.00.

9. Phase 2 Compatibility. ARKONA shall use its best efforts to design the Product to accommodate at the lowest reasonable expense the development of Phase 2 work as specified.

10. Phase 2 General Product Description. The Phase 2 product ("Phase 2 Product") will be a software toolset in an appropriate programming language as mutually agreed upon between OEC and ARKONA. The Phase 2 Product will provide access to and data mapping to and from remote office computers or field sales representatives laptop computers in a connected network state to the OEC network and databases.

11. Phase 2 Analysis. To more fully understand the exact requirements and the times and costs involved in creating the Phase 2 Product OEC and ARKONA shall perform an initial analysis. Prior to starting the actual detailed analysis OEC's designated representative and ARKONA'S Phase 2 team leader shall conduct a two (2) day pre-analysis on or before June 30, 1997. This pre-analysis will more closely specify the time, methodology and individuals necessary to complete the detailed analysis. Presently the detailed analysis is contemplated to take approximately four (4) weeks and will involve an ARKONA analyst working with various OEC employees involved in various aspects of the order entry process; reviewing OEC's internal documentation regarding such processes and reviewing such Oracle documentation as necessary. It is anticipated that completion of the Phase 2 Product will require complete access to information regarding the Oracle order entry system.

12. Phase 2 Analysis Payment. OEC shall pay ARKONA $1,000.00 per day per person for Phase 2 analysis work billed on a weekly basis.

13. Phase 2 Analysis Deliverable. At the completion of the Phase 2 detailed analysis, ARKONA shall deliver to OEC a report specifying a detailed scope of work and/or specification for the Phase 2 Product, an statement of options concerning the Phase 2 Product together with an analysis of the risks of such options, a budget for completion of the Phase 2 Product and a schedule for production.

14. Phase 2 Contract and Start of work. If OEC chooses to proceed with Phase 2 after receiving the analysis deliverable, OEC and ARKONA shall enter into a detailed agreement for the work and start work within seven (7) days.

15. Miscellaneous. This Agreement shall be governed by the law of the State of Utah and any action brought to enforce its terms shall be brought only in Utah. In any such action, the prevailing party shall be entitled to its costs of action including a reasonable attorneys fee.

     This Agreement is executed and effective as of the date and year first written above.

ARKONA, LLC                    OEC Medical Systems, Inc.


By: __________________         By: __________________
Its: __________________        Its: __________________